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                                                                   EXHIBIT 10.26




                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            This agreement is entered into as of April 26, 2004, by and between Jeffrey T. Soukup (the "Employee") and PlanetOut Partners, Inc., a Delaware corporation (the "Company").

1. Duties and Scope of Employment.

      a) Position. For the term of his employment under this Agreement ("Employment"), the Company agrees to employ the Employee in the position of Chief Financial Officer and Executive Vice President, or in such other equivalent or higher-level position as the Company and the Employee may mutually agree. The Employee shall report to the Company's senior-most executive officer or such other officer as the Company and Employee may subsequently agree. Initially, it is agreed that Employee shall report to the Company's Chief Executive Officer.

      b)    Objectives and Duties.

            i)    The Employee's primary objectives shall be:

                  (1) Helping to increase the value of the Company; thereby, increasing the value of the Company to its shareholders; and

                  (2) Devising means by which the shareholders, investors, employees, and community can benefit from this increase in value.

            ii)   The Employee's duties shall include, but not be limited to:

                  (1) Finance and Accounting. The Employee shall have ultimate responsibility for the following finance and accounting activities domestically and internationally:

                        (a) The Employee shall serve as Treasurer for the Company at the discretion of Company's Board of Directors (the "Board") and the senior-most executive for the Company and upon Board approval.

                        (b) Overall accountability and responsibility for the leadership, management, development, control, and continuous improvement of the Company's treasury and finances, including, among others, financial management, financial reporting, financial transactions, and risk assessment and management in all areas of the business;

                        (c) Overall accountability and responsibility for the Company's relationships and communication with accountants, auditors, financial institutions, financial and business analysts, and financial partners;


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                        (d)   Overall accountability and responsibility for
                              measurements, SWOT analysis, and results forecasting related to mergers and acquisitions, joint ventures, partnerships, strategic alliances, other business development transactions, and other strategic Company matters including the assessment and analysis of the Company's ability to reduce risk and increase the potential for success upon the execution of such matters; and

                        (e) Overall accountability and responsibility for financial planning, forecasting, and budgeting related to all areas of the business.

                  (2) Legal. The Employee shall have primary managing responsibility for the following legal activities domestically and internationally:

                        (a) Overall accountability and responsibility for the leadership, management, development, control, and continuous improvement of the Company's legal functions, including, among others, management of all legal resources (internal and external) and legal considerations of the Company;

                        (b) Overall accountability and responsibility for the Company's relationships and communication with legal and related advisors; and

                        (c) Overall accountability and responsibility for legal plans, forecasts, and budgets.

                        (d) In the event that the Company hires a full- or part-time general counsel, such individual shall report to the Employee.

                  (3) Risk Management. The Employee shall have ultimate responsibility for all areas of risk management including planning, assessment, controls, disaster recovery and cost-benefit studies related to risk for the Company.

                  (4) Human Resources. The Employee shall have primary managing responsibility for all human resource activities domestically and internationally.

                  (6) Business Development. The Employee shall have primary managing responsibility for the Company's corporate and business development activities domestically and internationally by managing the financial, accounting, legal, human resources, and related functions for all mergers, acquisitions, joint ventures, partnerships, strategic alliances, and other business development transactions.

                  (7) Investor Relations. The Employee shall have primary managing responsibility for all investor and shareholder relations of the Company domestically and internationally.


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                  (8)   Facilities Management. The Employee shall have primary
                        managing responsibility for overseeing and managing all facilities (owned or leased) of the Company.

                  (9) Managing, meeting and exceeding user expectations and educating direct and indirect reports to do so as well, such expectations as specified in advance between the Employee and the Company.

                  (10) As a senior leader, with integrity, wisdom and prudence, interacting with, communicating to, helping to educate and to develop upline management, peer management, and non-reporting staff throughout the Company to the benefit of all Company individuals and the business as a whole.

                  (11) Representing the Company and its individuals in formal and informal communications and presentations, on panels, with the press as pre-approved, in the field, with clients and other business partners, and in all other business-related circumstances, with the highest attainable form of professionalism, integrity, honesty, and sincerity in the desire to serve, provide service, and relate information, and in all other forms of communication and presentation.

                  (12) Other. The Employee also shall perform other services appropriate to the Employee's position that may reasonably be assigned by the Company. Duties listed above may be modified from time to time upon the mutual consent of both Company and Employee, except that such duties may be modified without mutual consent by the Company's senior most officer in the case of Cause, or during a cure period related to Cause, as defined in 7(d) herein, or as occasioned by the natural course of the business, provided, that the Employee still reports to the senior most executive officer of the Company.

            c) Obligations to the Company. During his Employment, the Employee shall devote his full business efforts and time to the Company. During his Employment, the Employee may engage in lawful conduct occurring during nonworking hours away from the Company's premises; provided however, that lawful conduct does not include without limitation conduct that constitutes a breach of fiduciary duty to the Company, breach of the duty of loyalty to the Company, breach of the Proprietary Information and Inventions Agreement with the Company, breach of this Agreement, engagement in a competitive activity or assisting any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. In the event that the Employee engages in lawful conduct in business activities other than the Company's business, or in charitable and political activities not directly associated with the Company during nonworking hours away from the Company's premises, the Employee must in writing notify the Company of the Employee's activity and purpose of activity, name of employer (if any) or organization, position with respect to the activity or the entity and any potential conflict that may arise from that activity, including and the number of hours spent engaging in such activity that may or will detract from the



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                  business of the Company. The Employee shall comply with the
                  Company's policies and rules, as they may be in effect from time to time during his Employment.

            e) No Conflicting Obligations. The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person, other than the Company, has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person. The Employee agrees to sign the current versions and any future versions of the Company's various agreements related to confidentiality, inventions and related intellectual matters.

            f) Commencement Date and Location. The Employee officially commenced work for the Company (or a predecessor company) on August 7, 2000 ("Commencement Date") and shall be located in the San Francisco office of the Company.

2. Cash and Incentive Compensation.

            a) Salary. The Company shall pay the Employee as compensation for his services a base salary at a gross annualized rate of $225,000. Such salary shall be payable in accordance with the Company's standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation.") The Employee will be entitled to receive an evaluation of performance on or about each successive annual anniversary of the Commencement Date. All future changes to compensation will be based on the results of evaluations of the Employee's performance, whether such evaluations are performed annually, or more frequently as may be initiated by Employee's senior management.

            b)    Incentive Bonuses.

                  i) The Employee shall be eligible to be considered for an annual incentive bonus with a target amount equal to a minimum of 30% of his Base Compensation ("Incentive Bonus"). The Incentive Bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the senior-most executive officer of the Company, and approved by the Board. The determinations of the Board with respect to the Incentive Bonus shall be final and binding.

                  ii) 2004 Bonus. In addition to any incentive bonus which may be paid under paragraph 2(b),the Employee shall be paid a one time bonus of $25,000 (or such higher amount as the Board of Directors may determine in its sole discretion) for the employee's work in 2004. The timing of the payment of this bonus will be at the discretion of the Board of Directors, in consultation with the Chief Executive Officer.

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                  iii)  Performance Bonus Options. Subject to the approval of the Board, the Company may grant the Employee stock options, from time-to-time, covering the shares of the Company's equity securities. The terms of such options shall be as determined by the Board at the time of any such grant. Such terms shall be provided in writing to the Employee at the time of any such grant.

3. Vacation and Employee Benefits. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company's standard policy for similarly situated employees, as it may be amended from time to time. During his Employment, the Employee shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan based on the terms of the plan and Company policy. At Employee's option, Employee shall be eligible to use personal life and disability insurance to cover the approximate difference between the company plan's maximum and his Base Compensation up to a cost of $150 per month for disability insurance and $100 per month for life insurance and to present the Company receipts for such insurance for reimbursement by the Company.

4. Business Expenses. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

5.    Term of Employment.

      a) Basic Rule. The Company agrees to continue the Employee's Employment, and the Employee agrees to remain in Employment with the Company, from the commencement date set forth in Section 1 (f) until the date when the Employee's Employment terminates pursuant to Subsection (b) or (c) below. The Employee's Employment with the Company shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company (other than the Employee).

      b) Termination. The Company may terminate the Employee's Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee notice in writing. The Employee may terminate his Employment by giving the Company thirty (30) days advance notice in writing. The Employee's Employment shall terminate automatically in the event of his death or Permanent Disability (as defined below).


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      c)    Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Employee's Employment pursuant to this
            Section 5, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination, payment of which shall fully discharge all responsibilities of the Company to the Employee.

      d) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Employee's obligations under Sections 6(a), 7, 8, and 9.

6. Termination Benefits.

      a) General Release. Any other provision of this Agreement notwithstanding, the Employee shall not be entitled to the compensation and/or benefits in subsections (b) and (c) below unless the Employee (i) has executed a reasonable general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

      b)    Severance Pay.

            (i) If, during the term of this Agreement, the Company terminates the Employee's Employment (including through "Constructive Termination" as defined below) for any reason other than Cause or Permanent Disability, then the Company shall pay the Employee his Base Compensation for a period of twelve (12) months following the termination of his Employment (the "Base Continuation Period") and shall accelerate the vesting of any outstanding stock options such that the Employee will become vested in an additional number of shares subject to such stock options, as if the Employee provided another nine (9) months of service with the Company. Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company's standard payroll procedures

            (ii) If, within sixteen (16) months following a Change of Control (as defined in Part 2(e) of the Planetout Partners, Inc. Performance and Equity Participation (PEP) Plan as adopted on January 22, 2002 (the "PEP Plan")) and the Company terminates the Employee's Employment (including through "Constructive Termination" as defined below) for any reason other than Cause or Permanent Disability, then, subject to the "Parachute Payment" provisions of paragraph 5(d) of the PEP Plan (as if such provisions were a full part of this agreement, even if such plan is not in effect at the time of a Change of Control), the Company shall pay the Employee his Base Compensation for a period of eighteen (18) months following the termination of his Employment (the "Change of Control Continuation Period"), and shall accelerate the vesting of any outstanding stock options such that the Employee will become vested in an additional number of shares subject to such stock options, as if the Employee



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                  provided the greater of either (A) another nine (9) months of service with the Company or (B) 50% of the remaining unvested shares. Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company's standard payroll procedures.

            ii) Definition of "Constructive Termination." For all purposes under this Agreement "Constructive Termination" shall mean the Employee's resignation within sixty (60) days following (i) a material reduction or change in title, job duties, authority, responsibilities or job requirements inconsistent with Employee's position with the Company to which the Employee has not agreed to in writing; (ii) any reduction of Employee's Base Compensation to which the Employee has not agreed to in writing; (iii) any elimination of a material benefit provided to the Employee pursuant to employment with the Company to which the Employee has not agreed to in writing unless such material benefit is being eliminated for all Employees in comparable positions or Employee's class due to a reasonable business need or condition; (iv) a relocation of place of employment more than sixty (60) miles from San Francisco, California; (v) the Company's failure to cure any material breach by it of the terms of this letter agreement within thirty (30) days following written notice from the Employee to the Company's Board of Directors; or (vi) the actual occurrence of any "constructive termination" of the Employee by the Company under California law. The provisions of subparts (i) through (iii) of this subparagraph b(iii) shall not apply if any "cause" as defined in subparagraph (d) has occurred, and, if curable pursuant to subparagraph (d), has not been cured.Definition of "Permanent Disability." For all purposes under this Agreement, "Permanent Disability" shall mean that the Employee, at the time notice is given, has failed to perform his duties under this Agreement for a period of not less than 90 consecutive days (or such longer period as may be required by law) as the result of his incapacity due to physical or mental injury, disability or illness.

      c) Health Insurance. If Subsection (b) above applies, and if the Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of his Employment, then the Company shall pay the Employee's monthly premium under COBRA until the earliest of (i) the close of the Base Continuation Period or Change of Control Continuation Period, as applicable, (ii) the expiration of the Employee's continuation coverage under COBRA or (iii) the date when the Employee accepts new employment (including self-employment) that offers health insurance coverage.

      d) Definition of "Cause." For all purposes under this Agreement, "Cause" shall include but not be limited to:

            i) Any material breach of this Agreement, the Proprietary Information and Inventions Agreement between the Employee and the Company, or any other written agreement between the Employee and the Company, without



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                  Employee's satisfactory and reasonable cure, if curable,
                  within thirty (30) days of Employee's receipt of written notice of such failure to comply, such notice by Company to Employee shall specify the material breache(s) and shall delineate performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure;

            ii) Any material failure to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employee's Employment, which adversely impacts any aspect of the business or personnel of the Company without Employee's satisfactory and reasonable cure within thirty (30) days of Employee's receipt of written notice of such failure to comply, such notice by Company to Employee shall specify the material failure(s) to comply and delineate performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure;

            iii) The Employee's conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

            iv) The Employee's threats or acts of violence or unlawful harassment directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of the Company or directed to the Company;

            v) The Employee's sale, possession or use of illegal drugs on the premises of the Company or of a customer or business partner of the Company or when engaged in the business of the Company at Company events, Company sponsored events and at any other events, premises and venues at which the Employee is engaged in the business of the Company;

            vi) The Employee's misappropriation of the assets of the Company or other acts of dishonesty;

            vii)  The Employee's illegal or unethical business practices;

            viii) The Employee's gross misconduct or gross negligence in the performance of duties assigned to the Employee under this Agreement; or

            ix) The Employee's failure to perform reasonable duties assigned to the Employee under this Agreement without Employee's satisfactory and reasonable cure within sixty (60) days of Employee's receipt of written notice of such failure to perform, such notice by Company to Employee shall specify the failure(s) to perform and delineate performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure.

7. Non-Solicitation and Non-Disclosure.



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      a)    Non-Solicitation. During the period commencing on the date of this
            Agreement and continuing until the first anniversary of the date when the Employee's Employment terminated for any reason the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee's own behalf or on behalf of any other person or entity) the employment of any employee of the Company or any of the Company's affiliates. The Employee further agrees that, during the Continuation Period described in Section 7(b) above, he will not directly solicit the business of any customer of the Company or any of the Company's affiliates with whom the Employee had contact during his Employment.

      b) Non-Disclosure. The Employee has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

8. Successors.

      a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

      b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Miscellaneous Provisions.

      a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

      b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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      c)    Whole Agreement. This Agreement supersedes any previous offer letters and employment agreements including, among any others, the Employment Agreement dated July 31, 2000 as well as any amendments or modifications thereto. No other agreements, representations or understandings (whether oral or written and whether express or implied), which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Proprietary Information and Inventions Agreement, the Company's 2001 Equity Incentive Plan, the applicable Stock Option Agreements evidencing Stock Options granted to you by the Company, any grants made to you of the Company's Series B Preferred Stock, and the Company's Performance and Equity Participation (PEP) Plan previously entered into by Employee contain the entire understanding of the parties with respect to the subject matter hereof.

      d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

      e) Choice of Law and Severability. This Agreement is executed by the parties in the State of California and shall be interpreted in accordance with the laws of such State (without effect to conflicts of law principles). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statue, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

      f) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee's Employment or the termination thereof, shall be settled in San Francisco, California, by arbitration in accordance with the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. To the extent permitted by applicable law, the Company and the Employee shall share equally all fees and expenses of the arbitrator. The Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in



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            which the parties are participants. The parties hereby waive any right they may have to trial by jury in regard to the controversy or claim submitted for arbitration.

      g) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity, or merger, stock sale or similar transaction.

      h) Employee Acknowledgement. The Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

      i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                 Employee

                                 By  /s/ JEFFREY T. SOUKUP
                                     --------------------------------------

                                 Jeffrey T. Soukup

                                 PlanetOut Partners, Inc.



                                 By  /s/ LOWELL R. SELVIN
                                     --------------------------------------

                                 Lowell R. Selvin

                                 Chief Executive Officer